AGREEMENT


     Acquisition Agreement ("Agreement") between The Classica Group, Inc., a New York corporation ("Classica"), and OMAC Research, Ltd. ("OMAC"), being the owner of record of certain assets to be sold in accordance with this agreement.
     WHEREAS, Classica wishes to acquire these assets and OMAC wish to sell the assets in exchange for a payment of $2,390,690 to be paid in the form of Classica common stock to be valued at its closing price on the last trading day prior to the effective date of this agreement.
     WHEREAS, the laboratory is being sold at fair market value in accordance with Schedule A, and the balance of the purchase price is for the purchase of the patents.
     WHEREAS, this agreement is agreed to and effective as of October 2, 2000. NOW, THEREFORE, Classica and OMAC agree as follows:

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                               SECTION 1. EXCHANGE
     1.01 Number of Shares. Upon receipt of the assets by Classica, Classica agrees to deliver shares to OMAC representing the purchase price for the assets. The number of shares is calculated by dividing the purchase price of $2,390,000 by Classica's closing stock price on the last trading prior to this transaction, which was $7.94 per share, yielding 301,094 shares (the "Classica Shares") of Classica.
     1.02 Assets to Be Delivered. The Assets to be delivered by OMAC are as follows: The testing lab in Scandiano, Italy as detailed on Schedule A.

         United States Patents

         5,066,503         Method of pasteurizing or sterilizing foodstuffs
                           utilizing microwaves.
         5,750,966         Plant for pasteurizing or sterilizing solid or liquid
                           food products using microwaves.
         5,074,200         System for pasteurizing or sterilizing foodstuffs
                           utilizing microwaves.
         5,919,506         Process for maturing meat products.
         6,039,991         Method and apparatus for sanitizing minced meat.

         All existing European patents currently owned by OMAC.

     1.03 Further Assistance. At the Closing and from time to time thereafter, OMAC shall execute such additional instruments and take such other action as Classica may reasonably request in order to more effectively sell, transfer and assign the above assets to Classica and to confirm Classica's title thereto.

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                               SECTION 2. CLOSING

     2.01 The closing shall be immediately effective upon signing of this agreement as of the date written above.

                SECTION 3. REPRESENTATIONS AND WARRANTIES OF OMAC

     3.01 Title to Assets. OMAC has good and marketable title to all assets being sold, including all patents, and OMAC's properties and assets are subject to no mortgage, pledge, lien or encumbrance.
     3.02 Investment Intent. OMAC is acquiring the TCGI Shares for its own respective account, for investment purposes, and not for or with a view to resale or distribution. The Classica shares shall bear a legend to the effect that they represent restricted securities which may not be sold, transferred or hypothecated in the absence of a registration statement under the Securities Act of 1933, as amended, or an opinion of counsel that registration is not required.

        SECTION 4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF Classica

     Classica represents and warrants to, and covenants with OMAC as follows:

     4.01 Corporate Status. Classica is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and is licensed or qualified as a foreign corporation in all jurisdictions in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.
     4.02 Capitalization. The authorized capital stock of Classica consists of 25,000,000 shares of common stock, having a par value of $.001 per share.
     4.08 Corporate Authority. Classica has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to OMAC a resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder.

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                      SECTION 6. COVENANT AFTER THE CLOSING

     6.01 After Closing. From and after the Closing, all parties hereto agree to issue certificates representing the Classica Shares to OMAC pursuant to Paragraph 1.01 hereof.

                           SECTION 7. INDEMNIFICATION

     7.01 Indemnification of Classica. OMAC agrees to indemnify Classica against any loss, damage or expense (including reasonable attorneys' fees) suffered by Classica from (1) any breach by OMAC of this Agreement; or (2) any inaccuracy in or breach of any of the representations, warranties or covenants by OMAC herein; provided, however that (a) Classica shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages and expenses (including reasonable attorneys' fees) exceeding $200,000 in the aggregate; and (b) Classica shall give notice of any claims hereunder within the twenty-four (24) month period beginning on the date of the Closing. No loss, damage or expense shall be deemed to have been sustained by Classica to the extent of insurance proceeds paid to, or tax benefits realizable by, Classica as a result of the event giving rise to such light indemnification.
     7.02 Indemnification of Shareholder. Classica agrees to indemnify OMAC against any loss, damage or expense (including reasonable attorneys' fees) suffered from (1) any breach by Classica of this Agreement; or (2) any inaccuracy in or breach of any of Classica's representations, warranties or covenants herein.
     7.03 Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. So long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

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                          SECTION 8. GENERAL PROVISIONS

     8.01 Further Assurances. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.
     8.02 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.
     8.03 Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by it.
     8.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:
                                    To:     Scott Halperin, Chairman
                                            The Classica Group, Inc.
                                            1835 Swarthmore Avenue
                                            Lakewood, New Jersey  08701
                                    To:     Rodolfo De La Cruz, President
                                            Colon International Airport, SA
                                            50th Avenue, Continental Building
                                            20th Floor
                                            Panama 5, Republic of Panama

     8.05 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof and can only be modified in writing SIGNED BY both parties.
     8.06 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     8.07 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New Jersey.
     8.08 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.
     8.09 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be considered as original signatures.

THE CLASSICA GROUP, INC.                    OMAC RESEARCH, LTD.
                                            By:  Its sole shareholder:
                                                 Colon International Airport, SA


By:_______________________________          By:_______________________________
   SCOTT HALPERIN, CHAIRMAN                      RODOLFO DE LA CRUZ, PRESIDENT

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                                   SCHEDULE A

       Laboratory Equipment             Replacement Cost (US$)  Fair Value (US$)
--------------------------------------------------------------------------------
N. 1 lab desk with window boxes              $5,000.00                $4,000.00
N. 2 workbenches                                750.00                   575.00
N. 1 Ph measurement inst.                     1,000.00                   600.00
N.1 Home Mw Oven Panasonic                      350.00                   200.00
N. 1 sealing plate machine for packages       4,500.00                 3,500.00
N.1 sealing bar machine for plastic bags      1,050.00                   625.00
N. 1 DataTracer Thermometer                  12,400.00                 8,500.00
N.1 Ellab thermometer with probes             3,800.00                 2,500.00
N.1 Luxtron Thermometer with 4 probes        20,000.00                14,500.00
N. 1 Vacuum gauge - sealer Gandus             5,000.00                 2,750.00
N. 1 Rotating Mw Oven FIP                    15,000.00                 8,000.00
N. 1 Rotary MW Oven Variab. Pressure         40,000.00                22,500.00
N. 1 Contin. Oven Mw  +Hot Air + Steam       18,000.00                 9,750.00
N. 1 Contin. Oven Mw + Hot Air               15,000.00                12,000.00
N.1 Rotary Oven for paper tubes and sanif.   16,000.00                14,000.00
N.1 Aseptic Chamber                           4,800.00                 3,900.00
N.1 Suction stainless steel hood + sink       1,450.00                 1,025.00
N.1 Homogenizing bag mixer                    1,580.00                 1,190.00
N. 1 Bunsen                                     100.00                    75.00
N. 2 Showing windows                            350.00                   225.00
N.1 Cont. Steril. With counterpressure      125,000.00               125,000.00
N.1 Mw leakage probe Narda                    3,200.00                 2,100.00
N.1 Tester                                      300.00                   175.00
N.1 Oscilloscope Philips PM 3207              2,700.00                 1,600.00
Gasses, plates...                               500.00                   275.00
Furniture for n.1 office (desk, shelves...)   1,750.00                 1,125.00
                                        ----------------------------------------
                                           $299,580.00              $240,690.00
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